Exhibit 5.1

Goodwin Procter LLP 601 Marshall Street Redwood City, CA 94063 goodwinlaw.com +1 650 752 3100
May 27, 2025
Rocket Lab Corporation
3881 McGowen Street
Long Beach, California 90808
Re:    Securities Being Registered under Registration Statements on Form S-8
We have acted as your counsel in connection with your filing of the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-260671), Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (File No. 333-264780), Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-270831) and Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-279326) (collectively, the “Registration Statements”), originally filed by Rocket Lab USA, Inc., a Delaware corporation (the “Predecessor Registrant”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof, relating the shares previously registered by the Predecessor Registrant (the “Shares”) of Common Stock, par value $0.0001 per share (“Common Stock”), of Rocket Lab Corporation, a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s 2021 Stock Option and Incentive Plan, 2021 Employee Stock Purchase Plan and Second Amended and Restated 2013 Stock Option and Grant Plan (collectively, the “Plans”). The Company became the successor to the Predecessor Registrant on May 23, 2025 for purposes of Rule 414 under the Securities Act as a result of the merger (the “Merger”) of the Predecessor Registrant with the Company’s wholly-owned subsidiary, Rocket Lab Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with the Predecessor Registrant being the surviving corporation. Upon effectiveness of the Merger, the separate corporate existence of Merger Sub ceased, and the Predecessor Registrant became a direct, wholly owned subsidiary of the Company. In connection with the Merger, the Company assumed and adopted the Plans and assumed the obligation to issue the Shares issuable thereunder.
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.
For purposes of the opinion set forth below, we have assumed that, at the time Shares are issued, the total number of then unissued Shares, when added to the number of shares of Common Stock issued, subscribed for, or otherwise committed to be issued, does not exceed the number of shares of Common Stock authorized by the Company’s certificate of incorporation.
The opinion set forth below is limited to the Delaware General Corporation Law.

Rocket Lab Corporation
May 27, 2025

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.
This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statements. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP